As filed with the Securities and Exchange Commission on September 15, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HELIOS AND MATHESON ANALYTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7380	13-3169913
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Empire State Building, 350 Fifth Avenue

New York, New York 10118

(212) 979-8228

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Theodore Farnsworth

Chief Executive Officer

Helios and Matheson Analytics Inc.

Empire State Building, 350 Fifth Avenue

New York, New York 10118

(212) 979-8228

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Kevin Friedmann, Esq.

Mitchell Silberberg & Knupp LLP

11377 West Olympic Boulevard

Los Angeles, California 90064

(310) 312-3106

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(1)		Proposed Maximum Offering Price per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, $0.01 par value	6,717,918		$2.675	$17,970,430.65	$2,082.78
Common Stock, $0.01 par value, issuable upon the exercise of a warrant	2,366,215		$3.25	$7,690,198.75	$891.29
TOTAL	9,084,133	(2)		$26,802,675.46	$2,974.07

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional number of shares of common stock that may become issuable as a result of any stock splits, stock dividends, or other similar transactions.

(2) Represents (i) 125% of the number of shares issuable upon conversion of the Senior Secured Convertible Notes and (ii) 125% of the number of shares issuable upon the exercise of a warrant, both of which the registrant issued to the selling security holder on August 16, 2017.

(3) Estimated solely for the purpose of computing the registration fee. The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby are calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low sales price per share of the registrant’s common stock on September 11, 2017, as reported by the Nasdaq Capital Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 15, 2017

PROSPECTUS

9,084,133 shares of common stock

This prospectus relates to the resale by the selling security holder of (i) up to 6,717,918 shares of our common stock, $0.01 par value per share, issuable to the selling security holder upon conversion of principal and interest under our Senior Secured Convertible Notes, issued on August 16, 2017, in the aggregate principal amount of $10,300,000 of which $9,050,000 accrues interest at the rate of 6% per annum (the “Convertible Notes”), together with (ii) up to 2,366,215 shares of common stock issuable to the selling security holder upon exercise of a warrant (the “Warrant”), also issued on August 16, 2017.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling security holder. If the selling security holder exercises the Warrant, we will receive the exercise price.

The selling security holder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling security holder may sell the shares of common stock being registered.

We will pay the expenses incurred in registering the shares, including legal and accounting fees.

Our common stock is listed on the Nasdaq Capital Market under the symbol “HMNY.” On September 14, 2017, the closing price of our common stock as reported by the Nasdaq Capital Market was $2.63 per share.

An investment in our common stock involves a high degree of risk. See “Risk Factors” on page 15 of this prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                               , 2017.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements in this prospectus include, without limitation, statements related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) our plans and results of operations will be affected by our ability to manage competition; and (iii) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission (the “Commission” or “SEC”). Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to,

●	our capital requirements and whether or not we will be able to raise capital when we need it;

●	changes in local, state or federal regulations that will adversely affect our business;

●	our ability to retain our existing clients and market and sell our services to new clients;

●	whether we will continue to receive the services of certain officers and directors;

●	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

●	our ability to successfully develop the RedZone Map™ application;

●	our ability to consummate the transactions contemplated by the Securities Purchase Agreement, dated as of August 15, 2017 (the “MoviePass SPA”), by and between us and MoviePass Inc. (“MoviePass”);

●	the ability of MoviePass to successfully develop its MoviePass business model; and

●	our ability to effectively react to other risks and uncertainties described from time to time in our filings with the SEC.

In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential’’ or ‘‘continue’’ or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to publicly update or review any forward-looking statement.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “our company,” “the Company” or “Helios” refer to Helios and Matheson Analytics Inc. and its subsidiaries.

SUMMARY

The information below is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information”.

About Helios and Matheson Analytics Inc.

Since 1983, we have provided high quality IT services and solutions to Fortune 1000 companies and other large organizations.

Rapid technological advances and the wide acceptance and use of the Internet as a driving force in commerce accelerated the growth of the IT industry. These advances, including more powerful and less expensive computer technology, fueled the transition from predominantly centralized mainframe computer systems to open and distributed computing environments and the advent of capabilities such as relational databases, imaging, software development productivity tools, and web-enabled software. These advances expand the benefits that users can derive from computer-based information systems and improve the price-to-performance ratios of such systems. As a result, an increasing number of companies are employing IT in new ways, often to gain competitive advantages in the marketplace, and IT services have become an essential component of many companies’ long-term growth strategies. The same advances that have enhanced the benefits of computer systems rendered the development and implementation of such systems increasingly complex, popularizing the partnering with IT service providers like us for application development, support and related services.

In the past 6 to 8 years, we have seen a significant change in the volume, velocity and variety of data due to emerging technologies in computing power and with the proliferation and use of smart phones. This has unleashed the potential of Big Data, a collection of data sets so large and complex that it becomes difficult to process using on-hand database management tools or traditional data processing applications. The amount of data in the world is growing fast. Traditional digital databases are challenged to capture, store, search, share, analyze, and visualize this data deluge. Companies are relentlessly innovating to satisfy the increasingly demanding 21st century customer who lives many lives at once – online, mobile, global, local, blurring the lines between work and play, spoilt for choice and hungry for meaning and connection. It is now essential for business and IT organizations to work hand-in-hand to truly leverage the potential of Big Data – deepen customer engagement, realize operational efficiencies and essentially institutionalize data driven decision making.

We endeavor to provide high-quality, value-based offerings in the areas of application value management, application development, integration, independent validation, infrastructure and information management and analytics services. We believe that our integrated service of Big Data technology, advanced analytics and data visualization empowers our clients to unlock the value of data to make better decisions.

Our clients consist primarily of Fortune 1000 companies and other large organizations. Our clients and prospective clients operate in a diverse range of industries and historically have been concentrated in the banking, financial services, insurance and healthcare industries.

Merger with Zone Technologies, Inc. Through the merger with Zone Technologies, Inc. (“Zone”), which we completed on November 9, 2016, we intend to leverage our artificial intelligence capabilities and deep learning and analytics expertise to enable RedZone Map, a fully functioning app available in the Apple App Store and Google Play Store, to further enhance and expand its crime mapping capabilities globally. We believe that integrating our technology with RedZone Map will allow for a faster, more accurate and more precise mapping application. We intend to employ the latest tools to ingest crime data and to classify, normalize and unify the data as single source of truth (SSOT) to be analyzed using deep machine learning and artificial intelligence techniques to generate context related signals and draw insights.

Agreement to Acquire 51% Equity Interest in MoviePass Inc. On August 15, 2017, we entered into the MoviePass SPA to acquire a 51% equity interest in MoviePass. MoviePass is a technology company dedicated to enhancing the exploration of cinema. It is a subscription-based service that allows moviegoers to see a number of movies in movie theaters for a monthly fee. We believe that the technology we are developing for Zone, including facial recognition and mapping, can enhance the MoviePass business model. The MoviePass service, now available for use at more than 91% of theaters across the United States, is the nation’s largest theater network. As of September 14, 2017, MoviePass has surpassed over 400,000 paying monthly subscribers.

Summary of Our Transactions with the Selling Security Holder

August 2017 Sale of Senior Secured Convertible Notes

Through this prospectus, the selling security holder is offering to sell up to 9,084,133 shares of our common stock that the selling security holder may acquire through (i) the conversion of principal and interest we may owe pursuant to Senior Secured Convertible Notes (the “Convertible Notes”) purchased by the selling security holder on August 16, 2017 and (ii) the exercise of a warrant for the purchase of 1,892,972 shares of our common stock. The Convertible Notes include an Initial Series A Note in the principal amount of $1,250,000, an Additional Series A Note in the principal amount of $8,800,000 and a Series B Note in the principal amount of $250,000. The Initial Series A Note does not bear interest; the Additional Series A Note and the Series B Note accrue interest at the rate of 6%. The Convertible Notes are due and payable on April 16, 2018.

The selling security holder paid for the Convertible Notes by giving us $220,000 in cash and a promissory note in the amount of $8,800,000 (the “Investor Note”). If not prepaid, the Investor Note must be paid on April 16, 2018. If the selling security holder converts any of the principal of the Additional Series A Note, it must prepay the Investor Note in an amount equal to the amount of principal converted. If we meet certain requirements, we may require the selling security holder to prepay some or all of the Investor Note.

Pursuant to the terms of the Convertible Notes, the selling security holder may convert the principal, accrued interest and late charges (if any) into shares of our common stock. The conversion price of the Initial Series A Note and the Additional Series A Note is $4.00 per share while the conversion price of the Series B Note is $3.00 per share. However, the selling security holder may also convert the principal, accrued interest and late charges at the Alternate Conversion Prices, as defined in the Convertible Notes. In certain instances, the Alternate Conversion Prices could be lower than the conversion prices.

As part of this transaction, we and our subsidiaries entered into Security and Pledge Agreements and our subsidiaries provided guarantees to the selling security holder.

More detailed information about the Convertible Notes can be found under the heading “Sale of Senior Secured Convertible Notes” on page 5 of this prospectus.

Prior Senior Secured Convertible Note Transactions

We have entered into transactions similar to this transaction with the selling security holder in the past.

On September 7, 2016 we issued senior secured convertible promissory notes to the selling security holder in the principal amount of $4,301,075 for consideration consisting of a cash payment by the selling security holder in the amount of $1,000,000 together with an investor note payable by the selling security holder in the principal amount of $3,000,000, which was prepaid prior to the maturity date. We paid these notes in full by issuing 887,707 shares of our common stock and making a cash payment of interest in the amount of $1,660.

On December 2, 2016 we issued senior secured convertible promissory notes to the selling security holder in the amount of $6,720,000 for consideration consisting of a cash payment by the selling security holder in the amount of $1,100,000 together with an investor note payable by the selling security holder in the principal amount of $4,900,000. As of September 14, 2017, the selling security holder has converted a total of $5,820,000 in principal amount and $44,765.45 in accrued interest under these notes into an aggregate of 1,481,064 shares of our common stock. The principal amount we owe under these notes is $900,000 while the principal amount still remaining to be paid under the investor note is $670,000.

On February 8, 2017 we issued senior secured convertible promissory notes to the selling security holder in the amount of $5,681,818 for consideration consisting of an investor note payable by the selling security holder to us in the principal amount of $5,000,000, which was prepaid prior to the maturity date. We paid these notes in full by issuing 1,852,886 shares of our common stock.

On August 27, 2017, we entered into a letter agreement with the selling security holder pursuant to which the selling security holder agreed to immediately convert $2,500,000 of the February notes at a price of $3.00 per share. In exchange for the conversion, we agreed that the selling security holder will have the right, until December 31, 2017, to elect to exchange up to 841,250 shares of our common stock for one or more senior secured convertible promissory notes, which would be due to be repaid within 45 days of the selling security holder’s election. Pursuant to the formula set forth in the letter agreement, if the selling security holder elected to exchange all 841,250 shares of common stock, we would be required to issue secured convertible promissory notes in an aggregate amount of $2,500,000.

More detailed information about the prior senior secured convertible note transactions can be found under the heading “Other Information” beginning on page 13 of this prospectus.

Sale of Senior Secured Convertible Notes

The Convertible Notes

On August 16, 2017 (the “Closing Date”), pursuant to a Securities Purchase Agreement (“SPA”) that we entered into on August 15, 2017 (the “Subscription Date”) with an institutional investor (the “Investor” and sometimes referred to in this prospectus as the “selling security holder”), we sold and issued Senior Secured Convertible Notes to the Investor which included a Series A Note in the principal amount of $1,250,000 (the “Initial Series A Note”), (ii) a second Series A Note in the principal amount of $8,800,000 (the “Additional Series A Note”, collectively with the Initial Series A Note, the “Series A Notes”), and (iii) a Series B Note in the principal amount of $250,000 for an aggregate principal amount of $10,300,000 (collectively, the “Convertible Notes”) and (iv) a warrant (the “Warrant”) for the purchase of 1,892,972 shares of our common stock. In exchange for the Convertible Notes and the Warrant, we received (y) a cash payment of $220,000, and (z) a secured promissory note payable by the Investor to us (the “Investor Note”) in the principal amount of $8,800,000 (collectively, the “Note Financing”). Furthermore, immediately prior to the closing of the Note Financing, the Investor prepaid (i) $5,000,000 of that certain promissory note issued by the Investor to us (the “February Investor Note”) as payment of the purchase price for the senior secured convertible notes (the “February Notes”) we issued to the Investor pursuant to a Securities Purchase Agreement dated February 7, 2017 and (ii) $230,000 of that certain promissory note issued by the Investor to us (the “December Investor Note”) as payment of the purchase price for the secured convertible notes (the “December Notes”) we issued to the Investor pursuant to a Securities Purchase Agreement dated December 1, 2016. In consideration of the prepayment, we agreed that the Series B Note, upon issuance, constitutes a Variable Price Security (as defined in the February Notes and the December Notes) and, from and after the closing, any holder of a February Note shall have the right to substitute the Alternate Conversion Price as defined in the Series B Note for the conversion price in the February Notes, and any holder of a December Note shall have the right to substitute the Alternate Conversion Price as defined in the Series B Note for the conversion price in the December Notes. We used a portion of the net proceeds from the sale of the Convertible Notes and the Warrant and the prepayment under the February Investor Note and the December Investor Note to pay $5,000,000 in cash to MoviePass upon signing the MoviePass SPA for which we received a convertible note issued to us by MoviePass. Any further proceeds from the Note Financing will be used (i) to pay up to $10,000,000 to MoviePass pursuant to a subordinated convertible promissory note to be issued by us to MoviePass upon the closing of the transactions contemplated by the MoviePass SPA and (ii) for general corporate purposes. Unless earlier converted or redeemed, the Convertible Notes mature 8 months from the Closing Date.

The Initial Series A Note does not accrue interest unless an Event of Default, as defined in the Convertible Notes, occurs and is not cured. The Additional Series A Note and the Series B Note bear interest at a rate of 6% per annum, subject to an increase to 12% during the first 30 days following the occurrence and continuance of an Event of Default, as defined in the Convertible Notes, and to 18% thereafter. Interest on the Additional Series A Note and the Series B Note will be payable in arrears commencing on October 1, 2017 and on the first Trading Day, as defined in the Convertible Notes, of each calendar quarter thereafter and, so long as no Equity Conditions Failure, as defined in the Convertible Notes, exists, may be paid in shares of our common stock, at our option. Interest on the Convertible Notes is computed on the basis of a 360-day year and twelve 30-day months.

The Investor may, at any time, elect to convert the Convertible Notes into shares of the Company’s common stock at the Conversion Price, subject to certain beneficial ownership limitations, provided that the conversion under the Additional Series A Note may not commence until no December Notes, February Notes, the Series B Note or the Initial Series A Note remain outstanding. The Conversion Price is $4.00 under the Series A Notes and $3.00 under the Series B Note. The Conversion Price of the Convertible Notes is subject to proportionate adjustment for stock splits, dividends and combinations. The Company may, at any time during the term of the Convertible Notes, with the prior written consent of the Investor, reduce the then current Conversion Price of each of the Convertible Notes to any amount equal to or greater than the Floor Price and for any period of time deemed appropriate by the Company’s Board of Directors. The Floor Price means $4.00 for the Series A Notes. However, for the limited purpose of making interest payments in shares of common stock during the existence of a Price Failure or a Volume Failure, as defined in the Convertible Notes, the Floor Price of the Series A Notes may be adjusted to $0.50 to the extent the Company chooses to pay interest with shares of its common stock. The Floor Price means, for the Series B Notes, (i) during the period commencing on the Closing Date through and including the Adjustment Date, $3.00 or (ii) from and after the Adjustment Date, $0.50. The Adjustment Date is defined as the period beginning on the Closing Date through and including October 5, 2017. The Company and the Investor may agree to reduce the Floor Price of the Convertible Notes.

The Investor also will have the right to convert the Convertible Notes into shares of our common stock at the Alternate Conversion Price, subject to certain beneficial ownership limitations. The Alternate Conversion Price is defined as the lowest of :

(1) (i) the Conversion Price of $4.00, and (ii) the Floor Price then in effect, for the Initial Series A Note;

(2) (i) the Conversion Price of $4.00, and (ii) the greater of (I) the Floor Price then in effect and (II) 85% of the quotient of (x) the sum of the volume weighted average price, or VWAP, of our common stock for each of the five consecutive Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable conversion notice, divided by (y) 5, for the Additional Series A Note;

(3) (i) the Conversion Price of $3.00, and (ii) during the period commencing on the Closing Date through the Adjustment Date, the greater of (A) the Floor Price of $3.00 and (B) 85% of the lowest VWAP of any Trading Day during the twenty consecutive Trading Day period ending and including the applicable Alternate Conversion Date, and (iii) after the Adjustment Date, the greater of (I) the Floor Price of $0.50 and (II) 85% of the quotient of (x) the sum of the VWAP of our common stock for each of the five consecutive Trading Days ending and including the applicable Alternate Conversion Date, divided by (y) 5, for the Series B Note.

If and to the extent the Investor elects to convert (i) the Series A Notes and (ii) during the period commencing from the Closing Date through and including the Adjustment Date (the “Initial Period”), the Series B Note, the Investor will elect to convert (i) the Series A Notes and (ii) during the Initial Period, the Series B Note, at their respective applicable Conversion Prices ($4.00 per share for the Series A Note and $3.00 per share for the Series B Note, which are the same as the respective Alternate Conversion Prices of the Series A Notes and, during the Initial Period, the Series B Note).

We expect that, if and to the extent the Investor elects to convert the Series B Note after the Adjustment Date, the Investor will elect to convert the Series B Note at the applicable Alternate Conversion Price if 85% of the preceding 5-Trading-Day average VWAP of our common stock is less than the Conversion Price ($3.00 per share for the Series B Note) unless the Company has, with the consent of the Investor, reduced the Conversion Price to a price lower than the applicable Alternate Conversion Price, whereas we expect that the Investor will convert the Series B Note after the Adjustment Date at the Conversion Price if 85% of the preceding 5-Trading-Day average VWAP of our common stock is equal to or greater than the Conversion Price. Accordingly, in the case of voluntary conversion of the Series B Note by the Investor, in effect, the Conversion Price serves as the ceiling price and the applicable Alternate Conversion Price serves as the floor price at which the Series B Note will be converted after the Adjustment Date.

If the Equity Conditions are satisfied, we may require the Investor to convert all or any part of the Convertible Notes, up to the Maximum Mandatory Share Amount and the Maximum Mandatory Conversion Amount (each, a “Mandatory Conversion”). If on the fifth Trading Day immediately following a Mandatory Conversion Date and on each fifth Trading Day thereafter through and including the fifteenth Trading Day immediately following such Mandatory Conversion Date (each, a “True-Up Date”), the True-Up Price is less than the applicable Mandatory Conversion Price, we must deliver to the Investor an additional number of shares of our common stock equal to the difference between the number of shares of our common stock delivered to the Investor as a result of the Mandatory Conversion and the number of shares determined by dividing the principal, interest and late charges converted by the True-Up Price. The “True-Up Price” is defined as 85% of the lowest VWAP of our common stock on the Trading Day with the lowest VWAP during the 15 consecutive Trading Days following the Mandatory Conversion.

“Mandatory Conversion Date” means the third Trading Day following our delivery of a Mandatory Conversion Notice.

“Mandatory Conversion Price” means, with respect to any Mandatory Conversion that price which shall be the lowest of (i) the applicable Conversion Price as in effect on the applicable Mandatory Conversion Date, and (ii) 80% of the sum of (A) the VWAP of our common stock for each of the 3 Trading Days with the lowest VWAP of our common stock during the 20 consecutive Trading Day period ending on and including the Trading Day immediately prior to the applicable Mandatory Conversion Date divided by (B) 3.

“Maximum Mandatory Share Amount” with respect to any Mandatory Conversion Date means 100% of the quotient of (x) the sum of the composite aggregate daily share trading volume of our common stock for each Trading Day during the 5 Trading Day period ending and including the Trading Day immediately prior to the applicable Mandatory Conversion Notice Date, divided by (y) 5.

“Maximum Mandatory Conversion Amount” with respect to any Mandatory Conversion Date means the difference of (x) $500,000 less (y) the sum of each Conversion Amount converted under the applicable Convertible Note during the 5 Trading Day period ending and including the applicable Mandatory Conversion Date.

Provided there has been no Equity Conditions Failure, the Company has a right to redeem all, but not less than all, of the amounts remaining unpaid under a Convertible Note. The Company may exercise this right under the Initial Series A Note so long as no December Notes, February Notes or the Series B Note remain outstanding, the Company may exercise this right under the Additional Series A Note so long as no December Notes, February Notes, the Series B Note or the Initial Series A Note remain outstanding, and the Company may exercise this right under the Series B Note so long as no December Notes or February Notes remain outstanding The redemption right permits the Company to redeem all of the Conversion Amount then remaining under a Convertible Note in cash at a price equal to 115% of the Conversion Amount being redeemed. Additionally, any Restricted Principal may be offset and reduced on a dollar for dollar basis by the surrender for cancellation of the portion of the Investor Note equal to the amount of Restricted Principal included in the Company’s redemption under the Additional Series A Note. Restricted Principal is defined in the Series A Additional Note as, initially, $8,800,000, which amount is subject to certain reductions as described in the Series A Additional Note.

Under the terms of a Registration Rights Agreement, we are required to register for resale the shares of common stock that are issuable upon conversion of the Convertible Notes or upon exercise of the Warrant, additional shares that could be used as payment of monthly interest plus an additional number of shares so that the total number of shares of common stock registered equals 125% of (i) the sum of the maximum number of shares issuable upon conversion of the Convertible Notes and (ii) the sum of the maximum number of shares issuable upon exercise of the Warrant. The Registration Rights Agreement requires us to file the registration statement within 30 days after the Closing Date and to have the registration statement declared effective 90 days after the Closing Date (or 120 days after the Closing Date if the registration statement is subject to review by the SEC).

The Registration Rights Agreement provides for the payment of liquidated damages of 1.5% of the product of (x) the number of shares of common stock required by the Registration Rights Agreement to be included in the registration statement and (y) the Closing Sale Price, as defined in the Registration Rights Agreement, as of the Trading Day immediately prior to the date a Registration Delay Payment, defined as the failure to file the registration statement in the time required, the failure to have the registration statement declared effective in the time required, the failure to maintain the effectiveness of the registration statement or the failure to keep current public information in the marketplace.

We are required to keep the registration statement effective (and the prospectus contained therein available for use) pursuant to Rule 415 for resales on a delayed or continuous basis at then-prevailing market prices at all times until the earlier of (i) the date as of which the Investor may sell all of the common stock issuable pursuant thereto without restriction pursuant to Rule 144 or (ii) the date on which all of the common stock covered by the registration statement shall have been sold.

The Investor Note

The Investor Note will be payable in full by the Investor on April 16, 2018, which is eight months from the Closing Date. The Investor’s obligation to pay the Investor Note is secured by $8,800,000, in the aggregate, in cash, cash equivalents, any Group of Ten (“G10”) currency and any notes or other securities issued by any G10 country belonging to the Investor and provides for full recourse against the Investor. The Company will receive a payment of principal and interest upon each voluntary or mandatory prepayment of the Investor Note. On or after August 31, 2017 (or earlier if the Company permits), the Investor may, at its option and at any time, voluntarily prepay the Investor Note, in whole or in part. The Investor Note is also subject to mandatory prepayment, in whole or in part, upon the occurrence of one or more of the following mandatory prepayment events:

(1) Mandatory Prepayment upon Conversion of Convertible Notes – At any time (i) if we receive a conversion notice from the Investor in which all, or any part of the Convertible Notes to be converted included any Restricted Principal and (ii) the Investor receives a confirmation from our transfer agent that it has been irrevocably instructed by us to deliver to the Investor the shares of our common stock to be issued pursuant to the conversion notice.

(2) Mandatory Prepayment upon Mandatory Prepayment Notices – We may require the Investor to prepay the Investor Note by delivering a mandatory prepayment notice to the Investor, subject to (i) the satisfaction of certain Equity Conditions, and (ii) the Investor’s receipt of a valid written notice by us electing to effect a mandatory conversion of Restricted Principal not in excess of the Maximum Mandatory Share Amount or the Maximum Mandatory Conversion Amount (each as defined above).

The Investor Note also contains certain optional offset rights in favor of us and the Investor, which if exercised, would reduce the amount outstanding under the Convertible Notes and the Investor Note by the same amount and, accordingly, the cash proceeds we receive from the Investor pursuant to the Note Financing. These offset rights are triggered by specific occurrences that could jeopardize the Investor’s investment and include the following:

Investor Optional Offset – The Investor may, on or after September 30, 2017, if an Equity Conditions Failure, as defined in the Convertible Notes, exists, satisfy any principal and related accrued and unpaid interest owed under the Investor Note in full by cancelling an equal amount of principal amount under the Additional Series A Note.

Event of Default and Bankruptcy Event of Default Offsets – The Investor may, at any time on or after the occurrence of any Event of Default under the Additional Series A Note, but prior to the date of cure thereof, at its sole discretion, satisfy all, or any part, of any principal and related accrued and unpaid interest owed under the Investor Note in full by cancelling an equal amount of principal under the Additional Series A Note. Furthermore, in the event of a Bankruptcy Event of Default, as defined in the Convertible Notes, all of the principal and related accrued and unpaid interest of the Investor Note will be automatically satisfied in full by the deemed automatic surrender and concurrent cancellation of the outstanding obligations under the Additional Series A Note equal to the portion of principal being satisfied.

Automatic Offset Upon Prohibited Transfers of the Additional Series A Note – If for any reason the Additional Series A Note or any interest therein is pledged, assigned or transferred to any person other than the Company without the prior written consent of the Investor, including by contract, operation of law, court order or otherwise, then, (i) all of the outstanding principal of the Investor Note will be automatically deemed satisfied in full, (ii) 75% of the remaining Restricted Principal will be automatically cancelled (with the remaining 25% of the Restricted Principal of the Additional Series A Note automatically becoming unrestricted principal thereunder), and (iii) the Investor Note will be deemed to be paid in full and will be null and void.

Upon any of the foregoing offsets, any accrued and unpaid interest under the Investor Note shall be automatically cancelled with respect to the portion of the principal of the Investor Note being offset.

The Investor Note also includes an offset right in favor of the Company. The Company, if it so chooses, is entitled to reduce the principal amount of the Investor Note, and any accrued but unpaid interest, by any cash amount then due and payable by the Company to the Investor under the Additional Series A Note. This offset right allows the Company to satisfy any redemption amount or any other cash obligations then due and payable under the Additional Series A Note.

As of September 14, 2017, $1,500,000 is the amount of unpaid unrestricted principal amount of the Convertible Notes that we owe to the selling security holder.

The Investor Warrant

In addition to the Convertible Notes, we issued a 5-year Warrant to the Investor on the Closing Date for the purchase of 1,892,972 shares of our common stock (the “Warrant Shares”), at an exercise price of $3.25 per share, subject to adjustment provided under the Warrant. If, after the six-month anniversary of the issuance date of the Warrant, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Investor, then the Warrant may also be exercised, in whole or in part, by means of a “cashless exercise.” The Warrant may not be exercised if, after giving effect to the exercise the Investor, together with its Attribution Parties (as defined in the Warrant), would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of the Warrant Shares. At the Investor’s option, the ownership limitation blocker may be raised or lowered to any other percentage not in excess of 9.99%, as applicable, except that any raise will only be effective upon 61-days’ prior notice to us.

On or after the Subscription Date, if we issue or sell common stock, or convertible securities or options issuable or exchangeable into our common stock (a “New Issuance”), under which such common stock is sold for a consideration per share less than the exercise price then in effect, the exercise price of the Warrant will be adjusted to the New Issuance price in accordance with the formulas provided in the Warrant. Upon any adjustment to the exercise price, the number of Warrant Shares that may be purchased upon exercise of the Warrant will be increased or decreased proportionately, so that after such adjustment the aggregate exercise price payable for the adjusted number of Warrant Shares will be the same as the aggregate exercise price in effect immediately prior to such adjustment. In addition, if we sell Variable Price Securities (as defined in the Warrant) after the Subscription Date, the Investor will have a right to substitute the Variable Price (as defined in the Warrant) for the exercise price under the Warrant.

The above does not purport to be a complete description of the Note Financing and is qualified in its entirety by reference to the full text of the documents which are attached as exhibits 4.3, 4.4 and 10.10 through 10.13 to our Current Report on Form 8-K filed with the Commission on August 15, 2017 and exhibit 4.3 to our Current Report on Form 8-K filed with the Commission on August 22, 2017, and which are incorporated by reference herein. Capitalized terms not defined herein shall have the meanings set forth in the Convertible Notes.

Potential Profit from Conversion of the Convertible Notes at the Option of the Selling Security Holder

The following table sets forth the potential profit to be realized upon conversion by the selling security holder of the Convertible Notes based on the Conversion Price on the Closing Date and the closing price of our common stock on the Closing Date:

Per share market price as of August 16, 2017	$2.55
Per share Conversion Price as of August 16, 2017 (Initial Series A Note)	$4.00
Per share Conversion Price as of August 16, 2017 (Additional Series A Note)	$4.00
Per share Conversion Price as of August 16, 2017 (Series B Note)	$3.00
Total shares underlying Convertible Notes based on the Conversion Prices	2,687,168	*
Aggregate market value of underlying shares based on per share market price as of August 16, 2017	$6,852,279
Aggregate Conversion Price of underlying shares	$10,662,004	*
Aggregate cash purchase price for the Convertible Notes	$9,020,000
Total premium to market price of underlying shares	None	**

*Based on the principal amount of $1,250,000 of the Initial Series A Note and the principal amount of $8,800,000 of the Additional Series A Note (both converted at $4.00 per share) and the principal amount of $250,000 of the Series B Note (converted at $3.00 per share). This figure also includes interest in the amount of $362,000 accrued on the Additional Series A Note and the Series B Note at the rate of 6% for a period of 8 months. No interest accrues on the principal amount of the Initial Series A Note unless an Event of Default occurs and is not cured.

**Based on the per share market price as of August 16, 2017.

Alternate Right of Conversion: Number of Shares Issuable in Satisfaction of the Convertible Notes Based on Various Assumed Alternate Conversion Prices

The Conversion Price is designated in the Initial Series A Note and the Additional Series A Note as $4.00 and in the Series B Note as $3.00, therefore the number of shares of common stock that could be issued upon the conversion of principal and interest under the Convertible Notes will not change based on the market price of our common stock prior to each installment date. We have computed the number of shares of common stock that could be issued upon conversion of the principal and interest under the Series A Notes to be 2,600,500 (assuming there is no Price Failure or Volume Failure to trigger the application of a $0.50 conversion price for the Interest Shares) and the number of shares of common stock that could be issued upon conversion of the principal and interest under the Series B Note to be 86,668.

However, the definition of “Alternate Conversion Price” varies in the Initial Series A Note, the Additional Series A Note and the Series B Note. In the Initial Series A Note, Alternate Conversion Price means the price that is the lower of (i) the applicable Conversion Price then in effect and the Floor Price then in effect. In the Additional Series A Note, the Alternate Conversion Price means the price that is the lower of (i) the applicable Conversion Price then in effect and (ii) the greater of (I) the Floor Price then in effect and (II) 85% of the quotient of (x) the sum of the VWAP of the common stock for each of the 5 consecutive Trading Days ending and including the Trading Day immediately preceding the delivery of the Conversion Notice, divided by (y) 5. For purposes of the Series B Note, the Alternate Conversion Price means the lowest of (i) the Conversion Price then in effect, (ii) during the period commencing on the Closing Date through and including the Adjustment Date of October 5, 2017, the greater of (A) the Floor Price then in effect and (B) 85% of the lowest VWAP of any Trading Day during the 20 consecutive Trading Day period ending and including the applicable Alternate Conversion Date, and (iii) after the Adjustment Date, the greater of (I) the Floor Price then in effect and (II) 85% of the quotient of (x) the sum of the VWAP of the Company’s common stock for each of the 5 consecutive Trading Days ending and including the applicable Alternate Conversion Date, divided by (y) 5.

For purposes of the Series A Notes, the Floor Price means $4.00 (unless adjusted for the payment of interest with shares of common stock during the existence of a Price Failure or a Volume Failure when the Floor Price may be reset to $0.50). For purposes of the Series B Note, the Floor Price means (i) during the period commencing on the Closing Date through and including the Adjustment Date, $3.00 or (ii) from and after the Adjustment Date, $0.50.

The following table reflects changes in the number of shares of common stock that could be issued upon conversion of the principal and interest using the Alternate Conversion Price under the Additional Series A Note, assuming, that (i) the Alternate Conversion Price for the shares to be issued in payment of both the principal amount and the accrued interest is $4.00 and (ii) the Alternate Conversion Price for the shares to be issued in payment of the principal amount is $4.00 and the Alternate Conversion Price of the shares to be issued for the payment of interest is $0.50 due to a Price Failure or a Volume Failure.

Additional Series A Note: Possible Number of Shares to be Issued Upon the Conversion of Principal and Interest Using the Alternate Conversion Price

	Principal	Interest	Total
No Price Failure or Volume Failure	2,200,000(1)	88,000	2,288,000

During the existence of a Price Failure or a Volume Failure	2,200,000(1)	704,000	2,904,000

(1) Based on the principal amount of $8,800,000 and interest in the amount of $352,000 accrued at the rate of 6% on the entire principal amount over a period of 8 months.

The following table reflects changes in the number of shares of common stock that could be issued upon conversion of the principal and interest using the Alternate Conversion Price (assuming the Floor Price applies as the Alternate Conversion Price) under the Series B Note, assuming, that (i) the conversion occurred during the period commencing on the Closing Date through and including the Adjustment Date or (ii) the conversion occurred from and after the Adjustment Date.

Series B Note: Possible Number of Shares to be Issued Upon the Conversion of Principal and Interest Using the Alternate Conversion Price

	Principal	Interest	Total
Conversion during the period commencing on the Closing Date through and including the Adjustment Date	83,334(1)	3,334	86,668

Conversion following the Adjustment Date	500,000(1)	20,000	520,000

(1) Based on the principal amount of $250,000 and interest in the amount of $10,000 accrued at the rate of 6% on the entire principal amount over a period of 8 months.

Payments to Selling Security Holder

In connection with the Convertible Notes, we are or may be required to make the following payments to the selling security holder:

Initial Series A Note:

Maximum Interest Payments	Maximum Event of Default Redemption	Maximum Change of Control Redemption	Maximum Registration Penalties	At Maturity

0(1)	$1,742,188(2)	$1,562,500(3)	$209,181(4)	$1,250,000(5)

(1) Assumes there is no occurrence of an Event of Default during the term of the Initial Series A Note.

(2) Represents the cash amount that would be payable by us if we were required to redeem the Initial Series A Note as a result of an Event of Default assuming that the Event of Default occurs on the date the Initial Series A Note is issued, interest accrues at the default interest rate over the entire term of the Initial Series A Note and the selling security holder requires us to redeem the entire principal and interest amount. The Redemption Premium is defined as 125%. The default interest rate is 12% during the first 30 days following the occurrence and continuance of an Event of Default and 18% thereafter. The Initial Series A Note accrues interest upon the occurrence of an Event of Default.

(3) Represents the cash amount that would be payable by us if we were required to redeem the Initial Series A Note as a result of a change of control assuming that the change of control occurs on the date the Initial Series A Note is issued. The Change of Control Premium is defined as 125%.

(4) Represents the maximum monetary penalties that would be payable if we failed to timely file, obtain a declaration of effectiveness or maintain the effectiveness with respect to the registration statement required under the Registration Rights Agreement we signed in conjunction with the Note Financing. Assumes that (a) the monetary penalties accrue on September 15, 2017 (30 days after the Closing Date), (b) the monetary penalties continue to accrue for a period of 7 months, until April 16, 2018, and (c) the monetary penalties will not be paid until April 16, 2018. For purposes of this calculation, we have used $2.55, the market price of the common stock on the Closing Date. This figure does not include an additional $633,566 of monetary penalties that would also accrue under the Registration Rights Agreement relating to the Warrant Shares.

(5) The term of the Initial Series A Note is 8 months. This number represents the maximum amount payable in cash at maturity and assumes there is no redemption due to an Event of Default or change of control.

Additional Series A Note:

Maximum Interest Payments	Maximum Event of Default Redemption	Maximum Change of Control Redemption	Maximum Registration Penalties	At Maturity

$352,000(1)	$12,265,000(2)	$10,067,200(3)	$1,531,530(4)	$9,152,000(5)

(1) Represents the maximum amount of interest payable by us to the selling security holder under the Additional Series A Note assuming (a) that all installment payments of interest thereunder are timely made (beginning with the first installment payment due on October 1, 2017) and that no installment payments are accelerated or deferred, (b) that no payments of interest will be made prior to the first installment date, (c) that the Additional Series A Note is not otherwise converted prior to the maturity date, (d) that interest is paid in cash and (e) that no Event of Default thereunder occurs.

(2) Represents the cash amount that would be payable by us if we were required to redeem the Additional Series A Note as a result of an Event of Default assuming that the Event of Default occurs on the date the Additional Series A Note is issued, interest accrues at the default interest rate over the entire term of the Additional Series A Note and the selling security holder requires us to redeem the entire principal and interest amount. The Redemption Premium is defined as 125%. The default interest rate is 12% during the first 30 days following the occurrence and continuance of an Event of Default and 18% thereafter.

(3) Represents the cash amount that would be payable by us if we were required to redeem the Additional Series A Note as a result of a change of control assuming that the change of control occurs on the date the Additional Series A Note is issued. The Change of Control Premium is defined as 110%.

(4) Represents the maximum monetary penalties and interest that would be payable if we failed to timely file, obtain a declaration of effectiveness or maintain the effectiveness with respect to the registration statement required under the Registration Rights Agreement we signed in conjunction with the Note Financing. Assumes that (a) the monetary penalties accrue on September 15, 2017 (30 days after the Closing Date), (b) the monetary penalties continue to accrue for a period of 7 months, until April 16, 2018, and (c) the monetary penalties will not be paid until April 16, 2018. For purposes of this calculation, we have used $2.55, the market price of the common stock on the Closing Date. This figure does not include an additional $633,566 of monetary penalties that would also accrue under the Registration Rights Agreement relating to the Warrant Shares.

(5) The term of the Additional Series A Note is 8 months. This number represents the maximum amount payable in cash at maturity and assumes there is no redemption due to an Event of Default or change of control and that the Investor Note in the amount of $8,800,000 is fully paid by the selling security holder to the Company prior to the time of maturity.

Series B Note

Maximum Interest Payments	Maximum Event of Default Redemption	Maximum Change of Control Redemption	Maximum Registration Penalties	At Maturity

$10,000(1)	$348,438(2)	$325,000(3)	$58,016(4)	$260,000(5)

(1) Represents the maximum amount of interest payable by us to the selling security holder under the Series B Note assuming (a) that all installment payments of interest thereunder are timely made (beginning with the first installment payment due on October 1, 2017) and that no installment payments are accelerated or deferred, (b) that no payments of interest will be made prior to the first installment date, (c) that the Series B Note is not otherwise converted prior to the maturity date, (d) that interest is paid in cash and (e) that no Event of Default thereunder occurs.

(2) Represents the cash amount that would be payable by us if we were required to redeem the Series B Note as a result of an Event of Default assuming that the Event of Default occurs on the date the Series B Note is issued, interest accrues at the default interest rate over the entire term of the Series B Note and the selling security holder requires us to redeem the entire principal and interest amount. The Redemption Premium is defined as 125%. The default interest rate is 12% during the first 30 days following the occurrence and continuance of an Event of Default and 18% thereafter.

(3) Represents the cash amount that would be payable by us if we were required to redeem the Series B Note as a result of a change of control assuming that the change of control occurs on the date the Series B Note is issued. The Change of Control Premium is defined as 125%.

(4) Represents the maximum monetary penalties and interest that would be payable if we failed to timely file, obtain a declaration of effectiveness or maintain the effectiveness with respect to the registration statement required under the Registration Rights Agreement we signed in conjunction with the Note Financing. Assumes that (a) the monetary penalties accrue on September 15, 2017 (30 days after the Closing Date), (b) the monetary penalties continue to accrue for a period of 7 months, until April 16, 2018, and (c) the monetary penalties will not be paid until April 16, 2018. For purposes of this calculation, we have used $2.55, the market price of the common stock on the Closing Date. This figure does not include an additional $633,566 of monetary penalties that would also accrue under the Registration Rights Agreement relating to the Warrant Shares.

(5) The term of the Series B Note is 8 months. This number represents the maximum amount payable in cash at maturity and assumes there is no redemption due to an Event of Default or change of control.

Net Proceeds from Private Offering of Convertible Notes

The following table sets forth the gross proceeds received from the private offering of the Convertible Notes and calculates the net proceeds thereof after deduction of the anticipated payments pursuant to the Convertible Notes and related documents. The gross and net proceeds are presented as if the Investor Note has been fully paid, thereby turning the $8,800,000 of Restricted Principal under the Additional Series A Note into unrestricted principal that may be converted into shares of common stock or that is otherwise payable to the Investor upon maturity of the Additional Series A Note. The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of an Event of Default or a change of control. The net proceeds assumes that all interest and principal will be paid in cash and that all interest payments are timely made (beginning with the first interest payment on October 1, 2017), notwithstanding that we may pay (and are expected to pay) interest and principal in shares of our common stock under specified circumstances. The interest amount reflected below assumes that all installment payments are made when due without any Event of Default, and the table assumes that none of the Convertible Notes are converted prior to maturity. Based on the foregoing assumptions, the net proceeds represent approximately 86.7% of the gross proceeds.

Gross proceeds	$9,020,000	(1)
Approximate aggregate interest payments	$362,000
Approximate transaction costs paid in cash	$135,000
Placement agent fee	$721,600	(2)
Net proceeds	$7,801,400

(1) Includes a cash payment of $220,000 plus the Investor Note in the amount of $8,800,000.

(2) Fees are paid to the placement agent as and when the Company receives a cash payment from the Investor for the Series B Note or under the Investor Note. This number does not include the value of warrants issuable to the placement agent as partial payment for the placement agent services.

Comparison of Issuer Proceeds to Potential Investor Profit

The following table summarizes the potential proceeds we will receive pursuant to the Convertible Notes. The gross and net proceeds are presented as if the Investor Note has been fully paid, thereby turning the Restricted Principal of $8,800,000 under the Additional Series A Note into unrestricted principal that may be converted into shares of common stock or that is otherwise payable to the selling security holder upon maturity of the Additional Series A Note. For purposes of this table, we have assumed that the Convertible Notes will be held by the selling security holder through the maturity date and converted at the Alternate Conversion Price floor of $4.00 per share for the Series A Notes and $3.00 per share for the Series B Note.

Amount of Convertible Notes issued to the selling security holder	$10,300,000
Total gross proceeds paid or payable to us (1)	$9,020,000
Payments that have been made or may be required to be made by us until maturity (2)	$362,000
Net proceeds to us assuming maximum payments made by us (without deduction for transaction costs) (3)	$8,658,000
Total possible profit to the selling security holder (4)	$2,004,000
Percentage of profit over gross proceeds (5)	22.2%

(1) Gross proceeds payable to us under the Investor Note in the principal amount of $8,800,000 issued to us as payment for the Convertible Notes together with $220,000 in cash paid to us by the selling security holder at the closing.

(2) Total possible payments (excluding repayment of principal) payable by us to the selling security holder assuming the Convertible Notes remain outstanding until the maturity date and that interest is paid in cash. Assumes that no liquidated damages are incurred and that no redemption premium on the Convertible Notes will be applicable.

(3) Total net proceeds to us calculated by subtracting the amount in line 3 from the amount in line 2.

(4) This number represents the total possible profit to the selling security holder if all principal and accrued interest through maturity of the Convertible Notes are repaid in full in cash in the event the Investor does not elect to convert the Convertible Notes into common stock.

(5) Percentage of the total possible profit to the selling security holder as calculated in line 5 compared to the maximum gross proceeds paid by the Investor as disclosed in line 2.

Other Information

As of the date of this prospectus, we do not believe that we will have the financial ability to make all payments on the Convertible Notes in cash when due. Accordingly, we intend, as of the date of this prospectus, to make such payments in shares of our common stock to the greatest extent possible.

The selling security holder has advised us that it may enter into short sales in the ordinary course of its business of investing and trading securities. The selling security holder has agreed in the SPA that, so long as the selling security holder holds any Convertible Note, during certain periods designated in the SPA the selling security holder will not maintain a “short position” in our common stock.

Except as described below, we have not had any material relationships or arrangements with the selling security holder, its affiliates, or any person with whom the selling security holder has a contractual relationship regarding the Note Financing (or any predecessors of those persons).

On September 7, 2016 we sold Senior Secured Convertible Notes (the “September 2016 Notes”) to the selling security holder in the principal amount of $4,301,075 for consideration consisting of a cash payment by the selling security holder in the amount of $1,000,000 together with a secured promissory note payable by the selling security holder in the principal amount of $3,000,000. As of January 24, 2017, the September 2016 Notes were satisfied in full by the conversion of $4,301,075 in principal and $47,499 in accrued interest into an aggregate of 887,707 shares of our common stock and the payment in cash of $1,660 in interest. We received $4,000,000 in gross proceeds from the sale of the September 2016 Notes. The selling security holder paid $1,000,000 in cash on September 7, 2016 and made the following prepayments in accordance with the terms of the $3,000,000 promissory note: $1,000,000 on October 25, 2016; $1,100,000 on November 16, 2016; and $900,000 on December 2, 2016.

On December 2, 2016 we sold Senior Secured Convertible Notes (the “December 2016 Notes”) to the selling security holder in the amount of $6,720,000, consisting of an initial note in the amount of $1,820,000 (the “Initial December 2016 Note”) and an additional note in the amount of $4,900,000, for consideration consisting of a cash payment by the selling security holder in the amount of $1,100,000 together with a secured promissory note payable by the selling security holder in the principal amount of $4,900,000 (the “December 2016 Investor Note”). As of September 14, 2017, the selling security holder has converted a total of $5,820,000 in principal and $44,765.45 in accrued interest under the December 2016 Notes into an aggregate of 1,481,064 shares of our common stock. There remains registered for resale pursuant to our Registration Statement on Form S-3 (file number 333-215313), which the SEC declared effective on January 13, 2017, a total of 2,445,229 shares of our common stock that may be issued pursuant to the December 2016 Notes. As of September 14, 2017, we have received $5,330,000 in gross proceeds from the sale of the December 2016 Notes. The selling security holder paid $1,100,000 in cash on December 2, 2016, on February 8, 2017 and on May 23, 2017 the selling security holder made a prepayment of $3,000,000 and $1,000,000, respectively, in accordance with the terms of the December 2016 Investor Note and on August 16, 2017 the selling security holder made an additional payment of $230,000 under the Investor Note. There remains an additional $670,000 due to be paid by the Investor under the Investor Note.

As of September 14, 2017, $900,000 is the outstanding principal amount of the December 2016 Notes, of which $230,000 is unpaid unrestricted principal that we owe to the selling security holder and $670,000 is restricted principal.

On February 8, 2017 we sold Senior Secured Convertible Notes (the “February 2017 Notes”) to the selling security holder in the amount of $5,681,818, consisting of an initial note in the principal amount of $681,818 and an additional note (the “February Additional Note”) in the principal amount of $5,000,000, for consideration consisting of a secured promissory note payable by the selling security holder to the Company in the principal amount of $5,000,000. As of August 15, 2017, the selling security holder converted a total of $2,781,818 in principal and $21,422.64 in accrued interest under the February 2017 Notes into an aggregate of 877,100 shares of our common stock. We received $5,000,000 in gross proceeds from the sale of the February 2017 Notes, of which $2,100,000 was paid to us on August 15, 2017 and $2,900,000 was paid to us on August 16, 2017. On August 25, 2017 the selling security holder converted $400,000 in principal amount and $3,600 in accrued interest into 134,536 shares of our common stock. On August 27, 2017, we entered into a letter agreement (the “Letter Agreement”) with the selling security holder, pursuant to which the selling security holder agreed to deliver to us a conversion notice effecting the immediate conversion of $2,500,000 representing all of the unconverted principal under the February Additional Note, together with all interest accrued thereon, at the alternate conversion price of $3.00 per share (collectively the “February Note Conversion Amount”). Subsequently, on August 28, 2017 the selling security holder converted $2,500,000 in principal amount and $27,350 in accrued interest into 841,250 shares of our common stock. As of the date of this prospectus, the February 2017 Notes have been paid in full.

In consideration of the conversion of the February Additional Note, we agreed that the selling security holder will have the right at any time from the date of the Letter Agreement and until December 31, 2017, to effect an exchange (each such exchange a “Share Exchange”) of the number of shares of common stock in an aggregate number with respect to all Share Exchanges not to exceed 841,250 shares, for one or more senior secured convertible promissory notes in the form of the February Additional Note (but replacing the maturity date thereunder with the date that is 45 days following delivery date of an exchange notice to us and removing any restrictions on conversion while the senior secured convertible notes issued to the selling security holder on December 2, 2016 remain outstanding) (each such new senior secured convertible note a “New Note”). The selling security holder will have the right to substitute the alternate conversion price of the New Note with the alternate conversion price of the Series B Note. Any New Note, if issued, will be in a principal amount equal to the product of the February Note Conversion Amount multiplied by a fraction, the numerator of which is the number of the aggregate shares being tendered for exchange and the denominator of which is 841,250. If we receive an exchange notice, the selling security holder will be deemed to automatically and immediately own the applicable New Note, which is immediately eligible for conversion and the shares of common stock tendered for exchange will be cancelled automatically and immediately.

Corporate Information

Our executive offices are located at The Empire State Building, 350 Fifth Avenue, New York, New York 10118, and our telephone number is (212) 979-8228. Additional information about us is available on our website at www.hmny.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus. Our common stock, par value $0.01 per share, is currently traded on The Nasdaq Capital Market under the ticker symbol “HMNY”.

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Please see the risk factors set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K and in Part II, Item 1A of our Quarterly Reports on Form 10-Q and other filings we make with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

Risks Related to this Offering and our Common Stock

The sale of a substantial amount of our common stock in the public market by the selling security holder has adversely affected, and could continue to adversely affect, the prevailing market price of our common stock.

Prior to the sale of the September 2016 Notes, we had 2,330,438 shares of common stock issued and outstanding and on September 6, 2016 the closing price of our common stock was $9.46 per share. As of September 14, 2017, we had 8,820,428 shares of common stock issued and outstanding and the closing sale price of our common stock on that date was $2.63. Pursuant to the resale registration statement on Form S-3 (file number 333-213775) declared effective by the SEC on October 24, 2016, we initially registered 1,432,410 shares of common stock for the selling security holder in connection with the sale of the September 2016 Notes. We subsequently deregistered 544,703 shares of common stock from that registration statement after satisfying the September 2016 Notes in full by issuing 887,707 shares of common stock and payment in cash of $1,660 in interest. The selling security holder has since sold all 887,707 shares that it received upon conversion of the September 2016 Notes.

We registered 3,926,293 shares of our common stock on Form S-3 (file number 333-215313 ) in connection with the sale of the December 2016 Convertible Notes, which registration statement was declared effective by the SEC on January 13, 2017. As of September 14, 2017, the selling security holder has sold or may have sold up to 1,481,064 shares of our common stock that it received upon conversion of the December 2016 Convertible Notes.

We registered 3,332,075 shares of our common stock on Form S-3 (file number 333-216569) in connection with the sale of the February 2017 Convertible Notes, which registration statement was declared effective by the SEC on April 26, 2017. As of September 14, 2017, the selling security holder has sold or may sell up to 1,852,886 shares of our common stock that it received upon conversion of the February 2017 Convertible Notes, which were paid in full on August 28, 2017.

Assuming the registration statement of which this prospectus is a part is declared effective by the SEC, any shares registered for resale by and issued to the selling security holder will be generally available for immediate resale. On October 24, 2016, the closing price of our common stock was $9.80 per share. On October 25, 2016, the closing price of our common stock was $7.11 per share. Our stock price has generally declined since October 25, 2016 and continued sales of substantial amounts of shares of our common stock in the public market by the selling security holder, or the perception that such sales might occur, could continue to adversely affect the market price of our common stock.

MoviePass may not become profitable.

Upon completion of the acquisition of MoviePass, we will own 51% of its outstanding equity. MoviePass is not currently profitable. If MoviePass does not become profitable or otherwise is unable obtain access to capital as and when needed, the MoviePass business may be seriously harmed. If the MoviePass business is not successful, we risk losing all or a substantial portion of our investment in MoviePass.

There currently is no market for MoviePass’ common stock and a market for such securities may not develop, which could adversely affect the liquidity and value of such securities.

Upon completion of the acquisition of MoviePass, we will own 51% of its outstanding equity, consisting of common stock. There currently is no market for the MoviePass common stock. However, MoviePass plans to apply for listing of its common stock on the Nasdaq Stock Market or the New York Stock Exchange in 2018. There can be no assurance that the MoviePass common stock will become listed. If the MoviePass common stock does become listed, an active trading market for such securities may not develop in the near term, if at all, or if it does develop, it may not be sustained. If an active trading market for the MoviePass common stock does develop, the market for such securities may be subject to price and volume volatility. In that case, or if MoviePass does not become listed, we may be unable to liquidate our investment in the MoviePass common stock at a time of our choosing. If we are unable to liquidate our investment in MoviePass at a time of our choosing, our financial position and the value of our common stock may be materially and adversely affected.

The market price of our common stock may not adequately reflect the value we have placed on MoviePass.

The market price of our common stock is subject to volatility. On August 15, 2017, the day we announced the transaction with MoviePass, the closing price of our common stock was $2.95 per share. On September 14, 2017, the closing price of our common stock was $2.63 per share. Despite our investment in MoviePass, the market price of our common stock may not appreciate to the extent we believe it should, given the valuation we placed on MoviePass in connection with the MoviePass transaction. If the market price of our common stock does not appreciate following the completion of our investment in MoviePass, our stockholders may not realize the value of our investment in MoviePass, despite incurring substantial dilution in connection with such investment.

We have incurred and will continue to incurr significant transaction costs in connection with the MoviePass transaction.

We have incurred significant costs in connection with the MoviePass SPA and expect to incur additional expenses in connection with closing the transaction, including legal, accounting, financial consulting, and related fees. We may also incur fees and costs related to formulating integration plans. We may be unable to realize financial benefits with the acquisition that would allow us, over time, to offset the costs incurred in connection with the acquisition.

The price of our common stock may be volatile, and the market price of our common stock may decrease.

The per share price of our common stock may vary from time to time. Even if an active market for our stock continues, our stock price nevertheless may be volatile. Market prices for securities of technology companies have historically been particularly volatile. The factors that may cause the market price of our common stock to fluctuate include, but are not limited to:

●	progress, or lack of progress, in developing and commercializing Zone’s RedZone Map technology;

●	our ability to recruit and retain qualified IT personnel;

●	our ability to derive financial benefits from our investment in MoviePass;

●	changes in the perception of investors and securities analysts regarding the risks to our business or the condition of our business;

●	changes in our relationships with key clients;

●	changes in the market valuation or earnings of our competitors or companies viewed as similar to us;

●	changes in key personnel;

●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

●	the granting or exercise of employee stock options or other equity awards;

●	general market and economic conditions.

In addition, the equity markets have experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies for a number of reasons, including reasons that may be unrelated to our business or operating performance. These broad market fluctuations may result in a material decline in the market price of our common stock and you may not be able to sell your shares at prices you deem acceptable. In the past, following periods of volatility in the equity markets, securities class action lawsuits have been instituted against public companies. Such litigation, if instituted against us, could result in substantial cost and the diversion of management attention.

While we are no longer a controlled company, Helios and Matheson Information Technology Ltd. and Theodore Farnsworth, our two largest stockholders (the “Principal Stockholders”), together own approximately 39.4% of our issued and outstanding voting securities. This concentration of stock ownership gives them substantial influence over us and could delay or prevent a change in corporate control.

As the holders of approximately 39.4% of our common stock, the Principal Stockholders may substantially influence the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, the Principal Stockholders have significant influence over our management and affairs, particularly Mr. Farnsworth, who is our Chief Executive Officer and the Chairperson of our Board of Directors. This concentration of ownership might harm the market price of our common stock by:

●	delaying, deferring or preventing a change in control;

●	impeding a merger, consolidation, takeover or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Our ongoing investment in new technology is inherently risky, and could disrupt our business.

To remain competitive and grow we must continue to invest in new products and technologies and explore strategic investments. There is no assurance that these investment endeavors will be successful or that the products and technologies developed by these investments will be well received by the users. As our competitors use or develop new technologies, competitive pressures may force us to invest in developing or implementing new technologies at a substantial cost. We cannot be certain that we will be able to develop or implement technologies on a timely basis or at a cost that is acceptable to us. If we fail to develop or implement new technologies in a cost-effective manner, our operations and financial condition may be adversely affected.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the offered shares by the selling security holder. If the selling security holder exercises the Warrant, we will receive $6,152,159 in proceeds that we will use for general corporate purposes.

SELLING SECURITY HOLDER

The shares of common stock being offered by the selling security holder are those issuable to the selling security holder upon conversion of the Convertible Notes and exercise of the Warrant. We are registering the shares of common stock in order to permit the selling security holder to offer the shares for resale from time to time. Except for the purchase of the September 2016 Notes, the December 2016 Notes, the February 2017 Notes and the Note Financing described under “Recent Developments”, the selling security holder has not had any material relationship with us within the past three years.

The table below lists information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling security holder.

The second column lists the number of shares of common stock beneficially owned by the selling security holder as of September 14, 2017, based on the ownership of shares of common stock that could be issued assuming conversion of the remaining restricted principal and accrued interest under the December 2016 Notes, conversion of the principal and interest of the Convertible Notes and exercise of the Warrant held by the selling security holder, but taking account of any limitations on conversion set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling security holder and does not take into account any limitations on conversion of the Convertible Notes or exercise of the Warrant set forth therein.

In accordance with the terms of a Registration Rights Agreement with the selling security holder, this prospectus generally covers the resale of, as of any given date, the sum of 125% of the maximum number of shares of common stock then issuable upon conversion of the Convertible Notes issued to the selling security holder, including conversion of interest on the Convertible Notes through the eighth month anniversary of the date of issuance, assuming the principal of the Convertible Notes (including interest on the Convertible Notes through the eighth month anniversary of the date of issuance) is converted in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation) at a conversion price equal to 50% of the conversion price of the Convertible Notes in effect on such given date and that the interest of the Convertible Notes is converted at the interest conversion price. Also included in the number of shares registered is 125% of the number of Warrant Shares that may be issued to the selling security holder upon exercise of the Warrant. Because the Mandatory Conversion Price of the Convertible Notes may differ from the Conversion Price in effect on such given date, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The fourth column assumes the sale of all of the shares offered by the selling security holder pursuant to this prospectus.

Under the terms of the Convertible Notes and the Warrant, the selling security holder may not convert the Convertible Notes or exercise the Warrant to the extent (but only to the extent) the selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed (i) 9.99% of the outstanding shares of our common stock or (ii) the selling security holder’s pro rata portion of the aggregate number of shares of common stock which we may issue upon conversion of the Convertible Notes or exercise of the Warrant, as appropriate, or otherwise pursuant to the terms of the Convertible Notes or the Warrant without breaching our obligations under the rules or regulations of The Nasdaq Stock Market. The number of shares in the second column reflects these limitations. The selling security holder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock of Owned After Offering

Hudson Bay Master Fund Ltd (1)	1,361,558	(2)	9,084,133	--

(1) Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(2) The December 2016 Notes, the Convertible Notes and the Warrant include a beneficial ownership limitation of 9.99% of the shares of common stock outstanding immediately after giving effect to any conversion of the December 2016 Notes or the Convertible Notes or exercise of the Warrant. As of September 14, 2017 we had 8,820,428 shares of common stock outstanding. The number of shares reported in this column reflects the beneficial ownership limitation of 9.99% if (i) the aggregate principal amount of the Convertible Notes ($10,300,000) plus accrued interest at 6% per annum for 8 months ($370,000) were converted into 2,687,168 shares of common stock at the conversion prices of $4.00 under the Series A Notes and $3.00 under the Series B Note, (ii) $900,000 in principal amount of the December 2016 Notes plus accrued interest at 6% per annum for 3 months and 7 days, totaling $14,550, were converted into 228,638 shares of common stock at the conversion price of $4.00, and (iii) the Warrant was exercised and all 1,892,972 Warrant Shares were purchased.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Convertible Notes and the Warrant to permit the resale of these shares of common stock by the holder of the Convertible Notes and Warrant from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holder may sell all or a portion of the shares of common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling security holder may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling security holder may transfer the shares of common stock by other means not described in this prospectus. If the selling security holder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holder may pledge or grant a security interest in some or all of the Convertible Notes or the Warrant or shares of common stock owned by it and, if it defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $60,000, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling security holder will pay all underwriting discounts and selling commissions, if any.

We will indemnify the selling security holder against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement or the selling security holder will be entitled to contribution. We may be indemnified by the selling security holder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, 11377 W. Olympic Boulevard, Los Angeles, California.

EXPERTS

Rosenberg Rich Baker Berman & Company, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2016 and 2015, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement in which this prospectus is included. Our consolidated financial statements for the years ended December 31, 2016 and 2015 are incorporated by reference in reliance on Rosenberg Rich Baker Berman & Company’s report, given on their authority as experts in accounting and auditing.

EisnerAmper LLP, independent registered public accounting firm, has audited the financial statements of Zone Technologies, Inc. for the year ended December 31, 2015 as set forth in their report which is included in Form 8K/A filed on September 20, 2016 and incorporated by reference in this prospectus and elsewhere in the registration statement in which this prospectus is included. The financial statements of Zone Technologies, Inc. for the year ended December 31, 2015 are incorporated by reference in reliance on EisnerAmper LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.hmny.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus. We hereby incorporate by reference the following documents into this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on April 14, 2017;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, as filed with the SEC on May 19, 2017 and August 11, 2017;

●

our Current Reports on Form 8-K filed with the SEC on January 4, 2017, January 17, 2017, January 23, 2017 (other than the portions of the filing that were furnished rather than filed), February 7, 2017, February 10, 2017, March 14, 2017, May 23, 2017, July 13 2017, August 15, 2017, August 18, 2017, August 22, 2017, August 28, 2017, September 7, 2017, and September 14, 2017;

●	the description of our common stock included in our Current Report on Form 8-K filed with the SEC on July 12, 2016; and

●

the consolidated financial statements of Zone Technologies, Inc. for the year ended December 31, 2015 and the interim period ended June 30, 2016 included in our Current Report on Form 8-K/A filed with the SEC on September 20, 2016.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K), after the date of this prospectus and before the termination or completion of this offering (including all such documents filed with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

Upon written or oral request we will provide you, without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Helios and Matheson Analytics Inc., Attn: Chief Financial Officer, The Empire State Building, 350 Fifth Avenue, New York, New York 10118, telephone number is (212) 979-8228.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution.

The following statement sets forth the expenses and costs expected to be incurred by Helios and Matheson Analytics Inc. in connection with the distribution of its securities being registered in this registration statement. All amounts other than the SEC registration fee are estimates.

SEC registration fee		$3,106.43
Transfer agent’s fees and expenses	$	*1,500.00
Legal fees and expenses	$	*50,000.00
Accounting fees and expenses	$	*7,500.00

Total		$62,106.43

*Estimated.

Item 15. Indemnification of Officers and Directors.

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware. Our certificate of incorporation states that this right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of the certificate of incorporation. The right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and will inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the certification of incorporation will not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions. Furthermore, we entered into indemnification agreements with our former officers and directors and we intend to enter into these agreements with our current officers and directors. These agreements require us to indemnify the signatories thereto (the “Indemnified Party”) from any expenses, as defined in the agreement, incurred as a result of any threatened, pending or completed action, suit, investigation or proceeding, and any appeal thereof, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, and/or any inquiry or investigation, in which the Indemnified Party may be or may have been involved as a party or otherwise, by reason of the fact that the Indemnified Party is or was a director or officer of the Company. The indemnification agreements also permit us to advance expenses to an Indemnified Party, subject to an undertaking from the Indemnified Party that he or she will repay the expenses if it is ultimately determined that he or she was not entitled to indemnification.

Article Tenth of our certificate of incorporation provides that, to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, none of our directors shall be liable to us or to any of our stockholders for monetary damages for breach of fiduciary duty as a director. Article Tenth does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise, or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as our director shall be deemed to be doing so in reliance on the provisions of Article Tenth, and neither the amendment or repeal of this provision in the certificate of incorporation, nor the adoption of any provision of the certificate of incorporation inconsistent with Article Tenth, shall apply to or have any effect on the liability or alleged liability of any director or the Company for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article Tenth are cumulative and are in addition to, and independent of, any and all other limitations of the liabilities of our directors, whether such limitations or eliminations arise under or are created by any law, rule, regulations, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Item 16.   Exhibits.

Exhibit No.	Description of Document
2.1	Securities Purchase Agreement, dated August 15, 2017, by and between HMNY and MoviePass (1)
3.1	Certificate of Incorporation of Helios and Matheson Analytics Inc., as amended. (2)
3.2	Bylaws of Helios and Matheson Analytics Inc. (3)
4.1	Form of common stock certificate *
4.2	Form of MoviePass Note (1)
4.3	Form of Helios Note (1)
4.4	Form of Senior Secured Convertible Notes (1)
4.5	Form of Investor Note (1)
4.6	Investor Warrant (4)
5.1	Opinion of Mitchell Silberberg & Knupp LLP*
23.1	Consent of Rosenberg Rich Baker Berman & Company*
23.2	Consent of EisnerAmper*
23.3	Consent of Mitchell Silberberg & Knupp LLP* (included in Exhibit 5.1)
24.1	Power of Attorney* (included on the signature page)

*Filed herewith

(1) Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on August 15, 2017.

(2) Previously filed as an exhibit to the Company’s Form 10-K filed on April 14, 2017 and incorporated by reference hereto.

(3) Previously filed as an exhibit to the Company’s Form 10-K filed on March 31, 2010 and incorporated by reference hereto.

(4) Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on August 22, 2017.

Item 17.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 15, 2017.

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
Theodore Farnsworth
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Theodore Farnsworth or Stuart Benson as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in his name and behalf in his capacity as an officer and/or director to enable Helios and Matheson Analytics Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Theodore Farnsworth	Chief Executive Officer (Principal Executive Officer), Chairperson
Theodore Farnsworth		September 15, 2017

/s/ Stuart Benson	Chief Financial Officer (Principal Financial Officer)
Stuart Benson		September 15, 2017

/s/ Muralikrishna Gadiyaram
Muralikrishna Gadiyaram	Director	September 15, 2017

/s/ Prathap Singh
Prathap Singh	Director	September 15, 2017

/s/ Gavriel Ralbag
Gavriel Ralbag	Director	September 15, 2017

/s/ Carl J. Schramm
Carl J. Schramm	Director	September 15, 2017